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                                                                    EXHIBIT 21.0

                              LIST OF SUBSIDIARIES

1) Bone-Dry Enterprises, Inc., a Georgia corporation which operates under the following tradenames: Andrews Environmental, Bone-Dry Enterprises and Quality Plumbing and Septic.
2) SanTi Group of Florida, Inc., a Georgia corporation which operates under the following tradenames: Brownie Environmental Services, Grease-Tec and A Rapid Rooter Sewer and Drain.
3) SanTi Group of Pennsylvania, Inc., a Georgia corporation which operates under the following tradenames: Ferrero Wastewater Management and Eldredge Wastewater Management.
4) SanTi Group of New York, Inc., a Georgia corporation which operates under the following tradenames: RGM Liquid Waste Removal and Devito Environmental.
5)       Nutrecon, Inc., a Pennsylvania corporation.
6)       Reifsneider Transportation, Inc., a Pennsylvania corporation.
7)       Brehm's Cesspool, Inc., a Pennsylvania corporation.
8)       National Plumbing & Drain, Inc., a Georgia corporation.
9)       Magnum Environmental, Inc., a Florida corporation.
10)      Food Service Technologies, Inc., a Texas corporation.
11)      Hulsey Plumbing, Heating and Cooling, Inc., a Georgia corporation.
12)      Hulsey Environmental Services, Inc., a Georgia corporation.
13)      International Petroleum Corporation, a Florida corporation.
14) International Petroleum Corporation of Louisiana, a Louisiana corporation.
15) International Petroleum Corporation of Maryland, a Maryland corporation.
16)      International Petroleum Corporation of Georgia, a Georgia corporation.
17) International Petroleum Corporation of Delaware, a Delaware corporation.
18) International Petroleum Corporation of Pennsylvania, a Pennsylvania corporation.
19) International Petroleum Corporation of Lafayette, a Louisiana corporation.
20)      International Environmental Services, Inc., a Florida corporation.
21)      All County Resource Management Corporation, a New Jersey corporation.